BAETA CORP.

AWARD LETTER

MEMORANDUM

TO:	Leroy Smith
FROM:	BAETA CORP.
DATE:	February 3, 200_
SUBJECT:	2009 STOCK OPTION PLAN

I am pleased to inform you that the Board of Directors recently awarded you an incentive stock option to purchase 800,000 shares of the Company's common stock at an exercise price of $ 0.50 per share. This option was granted on February 3, 2009 under the 2009 Stock Option Plan and will vest in five equal annual increments on each of the first ___________ anniversaries of the grant date.

Please enter your address on the enclosed Stock Option Agreement, sign the original copy of the agreement and return it to me by February 6, 2009. A duplicate copy of the agreement is included for your files. Enclosed with your copy of the agreement is a copy of the 2009 Stock Option Plan.

If you desire to exercise a vested portion of your option, I will assist you in arranging for the execution of the necessary papers. If you have any questions regarding your option, please contact me. CONGRATULATIONS!

/s/ Alexander Gak
Dr. Alexander Gak
CEO and Chairman

Enclosures

SPOUSAL CONSENT

The undersigned is the spouse of the Optionee referred to in the attached Non-Statutory Stock Option Agreement (the "Agreement"). The undersigned acknowledges that he or she:

(1)	has received, reviewed and understands the terms of the Agreement (including its attachments);

(2)	consents to the Agreement. and agrees to be bound by its terms to the extent that he or she now has or may obtain any interest in the Option or Shares covered by the Agreement; and

(3)	understands that the Company is relying upon this consent in entering into the Agreement and in not taking further steps to protect its interests.

Date	Signature
2/3/2009	/s/ Lisbet Smith
	Name:	Lisbet Smith

BAETA CORP.

NON-QUALIFIED STOCK OPTION AGREEMENT
UNDER THE 2009 STOCK OPTION PLAN

THIS AGREEMENT is made as of February 3, 2009, between BAETA CORP., a New Jersey corporation (the “Company”), and                                                                                  (the “Optionee”).

THE PARTIES AGREE AS FOLLOWS:

1. Option Grant. The Company hereby grants to the Optionee an option (the “Option”) to purchase the number of shares of the Company's common stock (the “Shares”), for an exercise price per share (the “Option Price”) and based upon a Grant Date, all as set forth below:

Shares under option:	800,000
Option Price per Share:	$0.50
Grant Date:	February 3, 2009

Vesting: Your option shall vest according to the following schedule, provided you continue your relationship with the Company or a related corporation.

Period of Your Continuous Relationship With the Company or a Related Corporation From the Date Option is Granted	Portion of Total Option Which is Exercisable
After 1 year 200,000	25%
After 2 years 200,000	25%
After 3 years 200,000	25%
After 4 years 200,000	25%

Exercise: The vested portion of the option may be exercised, in whole or in part, but not as to any fractional shares, during the term of the option. During your lifetime only you can exercise the option. The Plan also provides for exercise of the option by the personal representative of your estate or the beneficiary thereof following your death.

The Option will be subject to all of the terms and conditions set forth herein and in the Company's 2009 Stock Option Plan (the “Option Plan”), a copy of which is attached hereto and incorporated by reference. The Option granted hereunder will be a nonstatutory or nonqualified option for tax purposes.

2. Stockholder Rights. No rights or privileges of a stockholder in the Company are conferred by reason of the granting of the Option. Optionee will not become a stockholder in the Company with respect to the Shares unless and until the Option has been properly exercised and the Option Price fully paid as to the portion of the Option exercised.

3. Termination. Subject to earlier termination as provided in the Option Plan, this Option will expire, unless previously exercised in full, on                                               .

4. Terms of the Option Plan. The Optionee understands that the Option Plan includes important terms and conditions that apply to this Option. Those terms include (without limitation): important conditions to the right of the Optionee to exercise the Option; important restrictions on the ability of the Optionee to transfer the Option or to transfer Shares received upon exercise of the Option; and early termination of the Option following the occurrence of certain events, including the Optionee no longer being an employee, director, consultant or independent contractor to or of the Company or its subsidiaries. The Optionee acknowledges that he or she has read the Option Plan, agrees to be bound by its terms, and makes each of the representations required to be made by the Options under it.

5. Method of Exercise. The Option shall be exercised by written notice in the form of Exhibit A hereto, directed to the Company at the Company's address set forth above, duly executed by the Optionee, specifying the number of shares being purchased and accompanied by cash or check payable to the order of the Company in full payment of the Purchase Price for the number of Shares being purchased.

6. Miscellaneous. This Agreement (together with the Option Plan) sets forth the complete agreement of the parties concerning the subject matter hereof, superseding all prior agreements, negotiations and understandings. This Agreement will be governed by the substantive law of the State of New Jersey, and may be executed in counterparts.

The parties hereby have entered into this Agreement as of the date set forth above.

BAETA CORP		“Optionee”

By:	/s/ Alexander Gak	/s/ Leroy Smith
Title:	CEO	Name:	Leroy Smith, Jr.

Address:
121 Leonia Ave
Leonia, NJ 02605

Attachments:	(1) Spousal Consent (2) 2009 Stock Option Plan